EXHIBIT 10(r)

Summary of Compensation Arrangements for
Named Executive Officers and Directors

Compensation Arrangements for Named Executive Officers

Following is a description of the compensation arrangements that have been approved by the Compensation & Benefits Committee of the Board of Directors of Johnson & Johnson (the “Compensation Committee”) on February 11, 2008 for the Company’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers in 2007 (the “Named Executive Officers”).

Annual Base Salary:

The Compensation Committee has approved the following base salaries, effective February 25, 2008 (January 1, 2008 in the case of Mr. Caruso), for the Named Executive Officers:

William C. Weldon	$1,800,000
Chairman/CEO
Dominic J. Caruso	$700,000
Vice President, Finance, CFO
Christine A. Poon	$1,045,000
Vice Chairman
Russell C. Deyo	$807,000
Vice President, General Counsel
Colleen Goggins	$770,000
Worldwide Chairman, Consumer Group

Performance Bonus:

The Compensation Committee has approved the following bonus performance payments for performance in 2007 (paid in the form of 85% cash and 15% Company Common Stock as determined by the Compensation Committee):

Mr. Weldon	$3,500,000
Mr. Caruso	$735,000
Ms. Poon	$1,060,000
Mr. Deyo	$1,018,500
Ms. Goggins	$1,060,000

Stock Option and Restricted Share Unit Grants:

The Compensation Committee has approved the following stock option and Restricted Share Unit (“RSU”) grants under the Company’s 2005 Long-Term Incentive Plan (the “LTI Plan”). The stock options were granted at an exercise price of $61.75, at the “fair market value” (calculated as the average of the high and low prices of the Company’s Common Stock on the New York Stock Exchange) on February 11, 2008. The options will become exercisable on February 12, 2011 and expire on February 10, 2018. The RSUs will vest on February 12, 2011, upon which, the holder, if still employed by the Company on such date, will receive one share of the Company’s Common Stock for each RSU.

Mr. Weldon	519,838 stock options	43,320	RSUs
Mr. Caruso	82,591 stock options	6,883	RSUs
Ms. Poon	170,040 stock options	14,170	RSUs
Mr. Deyo	131,174 stock options	10,931	RSUs
Ms. Goggins	133,603 stock options	11,134	RSUs

Non-Equity Incentive Plan Awards:

The Compensation Committee has approved the following non-equity incentive plan awards in recognition of performance during 2007 under the Company’s Certificate of Extra Compensation (“CEC”) program. Awards are not paid out until retirement or other termination of employment. As of the end of fiscal year 2007, the CEC value per unit was $29.62. The CEC unit value will vary over time based on the performance of the Company. Awards of CEC units are not granted to every executive officer for every year.

Mr. Weldon	200,000	CEC units
Mr. Caruso	25,000	CEC units

Equity Compensation for Non-Employee Directors

Each Non-Employee Director receives non-retainer equity compensation in the first quarter of each year under the LTI Plan in the form of shares of restricted Common Stock having a fair market value of $100,000 on the grant date. Accordingly, each Non-Employee Director was granted 1,619 shares of restricted Common Stock under the LTI Plan on February 11, 2008 for service on the Board in 2007. The restricted shares will become freely transferable on February 11, 2011.